                           STOCK EXCHANGE AGREEMENT
                           ------------------------


     THIS AGREEMENT is made this 3rd day of January 1997, by and among The Eastwind Group, Inc., a Delaware corporation ("Eastwind"); John Yurchak, Jr. (Yurchak"), an individual residing at 1781 Hidden Lane, Lancaster, PA and the owner of 1,088,490 Shares of common stock of Wickersham Printing Company, Inc., a Pennsylvania corporation ("Wickersham"); Stephen J. Cooper ("Cooper"), an individual residing at _________ and the owner of 110,000 shares of the common stock of Wickersham; Arthur R. Dean, Jr. ("Dean"), an individual residing at _______________ and the owner of 80,683 shares of common stock of Wickersham; and James L. Porter ("Porter"), an individual residing at _____________________ and the owner of 1,752 shares of common stock of Wickersham (Yurchak, Cooper, Dean and Porter hereinafter collectively referred to as "Shareholders").

     THE PARTIES HERETO AGREE AS FOLLOWS:

     (1) Each of the Shareholders wish to sell and exchange all of their shares of the common stock of Wickersham (collectively, the "Wickersham Shares") to Eastwind in exchange for a total of 30,000 shares of Eastwind common stock, par value $.10 per share in the aggregate (the "Eastwind Shares").

     (2) The exchange of the Eastwind Shares for the Wickersham Shares shall occur at a Closing held at Eastwind as soon as reasonably practicable following the date of execution and delivery of this Agreement by the parties, but in no event later than January 31, 1997. It shall be a condition to Closing for the benefit of Eastwind that Yurchak shall have delivered all of his Wickersham Shares for delivery in exchange for his proportionate number of Eastwind Shares on or before such date, but the delivery and exchange of the remaining Wickersham Shares by the other Shareholders shall not be an absolute condition to the effectiveness of this Agreement, and Eastwind shall have the option to proceed with the exchange of shares with Yurchak even if one or more of the other Shareholders fail to deliver their certificates of Wickersham Shares in exchange for their proportionate number of Eastwind Shares on or before such date.

     (3) The Eastwind Shares shall be delivered to the Shareholders upon receipt of their Wickersham Shares offered in exchange therefor prior to January 31, 1997, in the following amounts:

          John Yurchak, Jr.            25,493  Eastwind Shares
          Stephen J. Cooper             2,576  Eastwind Shares
          Arthur R. Dean, Jr.           1,890  Eastwind Shares
          James L. Porter                  41  Eastwind Shares

No fractional shares of Eastwind shall be issued in exchange for the Wickersham Shares, and the allocation of the Eastwind Shares has been apportioned in an equitable manner, rounding up or down to the nearest whole share.

     (4) The Shareholders represent and warrant to Eastwind that each of them owns both legal and beneficial title and all rights of ownership to the number of Wickersham Shares set forth above in his own name, free and clear of all liens, restrictions, encumbrances, adverse rights or other obligations impairing the ability of the Shareholders to transfer the Wickersham Shares free and clear to Eastwind in exchange for the Eastwind Shares.

     (5) Eastwind represents and warrants to the Shareholders that the Eastwind Shares, when delivered in accordance with the terms hereof and for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable and will be issued in compliance with all applicable federal and
state securities laws.   No consent, approval, order or authorization of, or
registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of Eastwind is required in connection with the consummation of the transactions contemplated by this Agreement other than the filing by Eastwind of a Form 203-D with respect thereto with the Pennsylvania Securities Commission.

     (6) Eastwind has provided the Shareholders with all information which they have reasonably requested in order for them to determine whether or not to accept the Eastwind Shares in exchange for the Wickersham Shares pursuant to the terms hereof and all other information which Eastwind believes is reasonably necessary to enable them to make such determination. Neither this agreement nor any other information, statement or certificates provided, made or delivered in connection herewith or in connection with the Shareholders' due diligence investigation regarding Eastwind contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

     (7) The Shareholders understand that the Eastwind Shares are characterized as "restricted securities" under the federal securities laws in as much as they are being acquired from Eastwind in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the federal securities laws only in certain limited circumstances. It is further understood that the certificates evidencing the Eastwind Shares will bear the following legend, in addition to any additional legend that may be required by any applicable state securities laws:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. EXCEPT AS OTHERWISE SET FORTH IN A STOCK EXCHANGE AGREEMENT DATED JANUARY 3RD, 1997, THEY MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF

     REGISTRATION UNDER SUCH ACT OR UNDER APPLICABLE STATE SECURITIES OR BLUE SKY LAWS OR AN EXEMPTION THEREFROM."

Without in any way limiting the provisions set forth above, when Eastwind exchanges the Eastwind Shares with the Shareholders for the Wickersham Shares it shall obtain reasonable assurances from them that they will hold such Eastwind Shares for investment for their own account and not with a view to the resale or distribution of any part thereof except and until:

          (a) There is then in effect a Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), covering such proposed resale or distribution and such resale or distribution is made in accordance with such Registration Statement; or

          (b) The Shareholders, or any of them, shall have delivered to Eastwind an opinion of counsel, such counsel and opinion each being reasonably satisfactory to Eastwind, that such resale or distribution will not require registration of such Eastwind Shares under the Securities Act; provided however, that the parties agree that transfers to family members of the Shareholders may be made without delivery of such an opinion if pursuant to the laws of descent and distribution or for other family estate planning purposes; or

          (c) Such Eastwind Shares are to be sold or otherwise transferred pursuant to Rule 144 under the Securities Act of 1933.

     (8) Pursuant to the laws and regulations of the Commonwealth of Pennsylvania, within two (2) business days from the date of execution of this Agreement, the Shareholders, or any of them, may elect to withdraw from this Stock Exchange Agreement, which withdrawal shall be without further liability to Eastwind or any other person. To accomplish such a withdrawal, such Shareholder need only send a letter or telecopy to Eastwind indicating its intention to withdraw. Such letter or telecopy should be sent and postmarked prior to the end of the aforementioned second business day. If sending a letter, it is prudent to send it by certified mail return receipt requested, first class, to insure that it is received and also to evidence the time when it was mailed. Should any Shareholder make such request verbally, it should ask for written confirmation that such request has been received.

     (9) The parties further agree as follows:

          (a) None of the representations and warranties of Eastwind or Wickersham contained in that certain Securities Purchase Agreement dated May 13, 1996 ("Securities Purchase Agreement") are intended to be extinguished or otherwise terminated by reason of this Agreement and any other provisions of that Securities Purchase Agreement which would reasonably be expected to survive this Agreement shall survive for the time period set forth in that Securities Purchase Agreement. However, upon acquisition of all of the Wickersham Shares hereunder from all of the Shareholders, the Shareholders' Agreement entered into pursuant to Section 4.13 of that Securities Purchase Agreement shall automatically be terminated, as shall the

Voting Agreement concerning the election of Wickersham Directors contemplated in the Shareholders' Agreement. The tender offer contemplated in Section 6.4 of that Securities Purchase Agreement shall no longer have any continuing validity and such provision shall not survive consummation of this Agreement. However, until consummation of this Agreement by the exchange of all of the Eastwind Shares for all of the Wickersham Shares, the provisions of Sections 7, 8, 9 and 10 of that Securities Purchase Agreement shall specifically survive and continue.

          (b) No party to this Agreement, without the prior written consent of each of the other parties thereto, may assign its rights under this Agreement, in whole or in part, and the terms and conditions of this Agreement shall enure to the benefit of and be binding upon the respective successors, permitted assigns, personal representatives and beneficiaries of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties thereto or their respective successors, permitted assigns, personal representatives and beneficiaries, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as otherwise expressly provided for herein.

          (c) Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon receipt by the party to be notified or upon three (3) days following deposit with the United States Post Office, by registered or certified mail, first class postage pre-paid and addressed to the party to be notified:

               If to Eastwind:

                    The Eastwind Group, Inc.
                    100 Four Falls Corporate Center
                    Suite 305
                    West Conshohocken, PA  19428
                    Attention: Chairman

               If to the Shareholders, then to their individual addresses as set forth at the beginning of this Agreement.

          (d) Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance, and either retroactively or prospectively), only with the prior written consent of all of the parties hereto.

          (e) If any one or more provisions of this Agreement are held to be unenforceable or without effect under applicable law, such provision or provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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

          (f) This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to the body of law controlling conflicts of laws.

          (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed a duplicate original thereof, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                              THE EASTWIND GROUP, INC.



                              By: /s/ John R. Thach
                                  ------------------------------------------

                              Title: President


                              /s/ John Yurchak, Jr.                   (SEAL)
                              ----------------------------------------------
                              John Yurchak, Jr.


                              /s/ Stephen J. Cooper                 (SEAL)
                              ----------------------------------------------
                              Stephen J. Cooper


                              /s/ Arthur R. Dean, Jr.               (SEAL)
                              ----------------------------------------------
                              Arthur R. Dean, Jr.


                              /s/ James L. Porter                   (SEAL)
                              ----------------------------------------------
                              James L. Porter





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